Exhibit 99.1

Poniard Announces Positive Interim Survival Results from Ongoing Phase 2 Trial of Picoplatin for Small Cell Lung Cancer

-- Company Planning Pivotal Phase 3 Trial to Begin in First Half of 2007 --

South San Francisco, Calif. (November 6, 2006) — Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a specialty pharmaceutical company focused on oncology, today announced positive interim median overall survival data from its ongoing Phase 2 clinical trial of picoplatin in patients with small cell lung cancer (SCLC).  The trial includes SCLC patients with platinum-refractory disease or platinum-resistant or platinum-sensitive disease who have progressed within six months after receiving first-line therapy.  Based on these data, Poniard plans to initiate a pivotal Phase 3 trial of picoplatin in SCLC in the first half of 2007 and file a New Drug Application for this indication in 2009.  The Company anticipates that the primary endpoint of the planned Phase 3 trial will be survival and expects to enroll approximately 400 patients in the trial.

Picoplatin is a new generation platinum therapy with an improved safety profile designed to overcome and prevent platinum resistance associated with chemotherapy in solid tumors.

“SCLC presents a critical unmet medical need with inadequate treatment options,” said John R. Eckardt, M.D., a Phase 2 clinical trial investigator and medical oncologist at The Center for Cancer Care and Research in St. Louis.  “Platinum-resistant or -refractory SCLC patients often experience rapid disease progression and low overall survival despite treatment with available drugs, which have significant associated toxicities.”

No new drugs have been approved by the U.S. Food and Drug Administration (FDA) for the treatment of platinum-resistant or -refractory SCLC in nearly a decade.

“It appears that in addition to potentially extending survival in these patients, picoplatin may offer better quality of life because of its improved safety profile over current treatment options,” said Jerry McMahon, Ph.D., chairman, president and CEO of Poniard.  “We believe that the planned Phase 3 SCLC trial will be an important step forward on the path to market for picoplatin.  We also believe our current financial resources will enable us to initiate the Phase 3 study, complete our ongoing Phase 2 trial in SCLC, and initiate and complete patient enrollment in our planned Phase 2 studies in colorectal and prostate cancers next year.”

Summary of Interim Phase 2 Survival Results

Enrollment in the open-label, multi-center Phase 2 trial was completed in August 2006.  This ongoing trial is designed to confirm the clinical activity of picoplatin as second-line therapy in patients with platinum-refractory disease or disease that has progressed within six months following first-line treatment with a platinum-based chemotherapy, such as cisplatin or carboplatin.

A recent interim analysis showed a median overall survival of 26.7 weeks in the 72 evaluable patients treated with picoplatin.  According to the 2006 National Comprehensive Cancer Network practice guidelines, the median survival for patients who receive second-line chemotherapy is approximately 16 to 20 weeks.

At the time of the interim analysis, there had been 22 deaths from disease progression among the 77 picoplatin-treated patients.  There were not sufficient data on the last five patients enrolled in the Phase 2 study to include them in the interim analysis.  However, data for all patients will be included in the final analysis.

In addition to overall survival, the Phase 2 trial is evaluating overall response rates, progression-free survival, improvement in disease-related symptoms and disease control.  Final results of this trial are expected in mid-2007 and will be submitted for presentation at upcoming scientific conferences.

“The median overall survival observed to date in our Phase 2 trial confirms our previous data and suggests that picoplatin treatment may represent an improvement over best supportive care alone,” said David A. Karlin, M.D., senior vice president of clinical development and regulatory affairs of Poniard.  “We have designed our Phase 3 trial with these observations in mind and are regularly communicating and working closely with the FDA in our efforts to bring this drug to market for these severely underserved patients.”

Poniard’s planned international, multi-center, randomized Phase 3 pivotal trial is expected to take about 20 months to complete, with a 2:1 randomization comparing picoplatin plus best supportive care to best supportive care alone.  The planned trial would enroll patients who are refractory to, or who have progressed within six months of completing, treatment with first-line platinum chemotherapy (cisplatin or carboplatin).  Beyond the primary endpoint of overall survival, the study would also measure overall response rates, progression-free survival and disease control.

About Small Cell Lung Cancer

SCLC is the most aggressive and deadly form of lung cancer and accounts for approximately 20 percent of all lung cancer cases.  The current two-year survival rate for patients with extensive SCLC is less than 10 percent with current management options.  The estimated incidence of lung cancer in the United States in 2006 is 174,500, according to the National Cancer Institute.  The estimated incidence in Europe in 2004 was 383,900, according to the International Agency for Research on Cancer.  Poniard received orphan drug designation in November 2005 from the FDA for picoplatin for the treatment of SCLC.

SCLC is currently treated with platinum therapies, but many patients do not respond, and if they do respond, they typically relapse within a short time after treatment.  There is currently no FDA-approved therapy and no consistent and effective therapy for SCLC patients who have platinum-resistant or -refractory disease after treatment failure with first-line combination therapy with either cisplatin or carboplatin.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the discovery, development and commercialization of innovative oncology products to impact the lives of people with cancer.  Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy with an improved safety profile.  An intravenous chemotherapeutic agent, it is designed to overcome and prevent platinum resistance associated with chemotherapy in solid tumors.  Picoplatin is currently being studied in clinical trials for the treatment of small cell lung, colorectal and hormone-refractory prostate cancers.  As part of the Company’s strategic goal of building a diverse oncology pipeline, the Company also is collaborating with the Scripps Florida Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors.  For additional information please visit www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company's business model, drug development program and clinical trial plans and preliminary results to date.  The Company's actual results may differ materially from those indicated in these forward looking statements based on a number of factors, including anticipated operating losses, uncertainties associated with research, development, clinical trials, the results of later clinical testing and related regulatory approvals, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, dependence on third-party manufacturers, suppliers and collaborators, lack of sales and marketing experience, loss of key personnel, uncertainties associated with market acceptance, technology change and government regulation, general market conditions and the other risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2006 Poniard Pharmaceuticals, Inc.  All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Julie Rathbun
Poniard Pharmaceuticals
Corporate Communications
7000 Shoreline Court, Suite 270
South San Francisco, CA  94080
206-286-2517
jrathbun@poniard.com

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